Exhibit 5.1

December 6, 2021

Motive Capital Corp. II

7 World Trade Center

250 Greenwich Street, Floor 47

New York, New York 10007

Re:	MOTIVE CAPITAL CORP II
Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “462(b) Registration Statement”), of Motive Capital Corp II, a Cayman Islands exempted company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed public offering by the Company of up to an additional 5,750,000 units (including units issuable upon the exercise of an underwriter’s overallotment option to purchase additional units) (the “Units”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) contemplated to be executed by the Company and UBS Securities LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”). Each Unit will consist of (i) one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A ordinary shares” and the Class A ordinary shares underlying the Units, the “Unit Shares”) and (ii) one-third of one redeemable warrant (a “Warrant”). The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1 (File No. 333-261084) (the “Registration Statement”), initially filed by the Company on November 15, 2021 and declared effective by the Commission on December 6, 2021.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen Unit and Warrant certificates, the proposed form of Warrant Agreement relating to the Warrants, the proposed form of Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that each party to any document has all requisite authority and power to execute, deliver and perform its obligations under the documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, rule, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party, as applicable, and that each of such document is a legal, valid and binding obligation of each such party thereto, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Units, when issued against payment therefor by the Underwriters as contemplated by the 462(b) Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
2.	The Warrants comprising a part of the Units, when the Units are issued against payment therefor by the Underwriters as contemplated by the 462(b) Registration Statement and, assuming the due execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as Warrant Agent, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	Various issues concerning Cayman Islands law, including as to the Unit Shares, are addressed in the opinion of Maples and Calder (Cayman) LLP filed as Exhibit 5.2 to the 462(b) Registration Statement. We express no opinion herein with respect to the matters covered in such opinion, and to the extent elements of such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

C.	The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

D.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the 462(b) Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP